QuickLinks -- Click here to rapidly navigate through this document

Exhibit 2.1

        EXECUTION VERSION

ASSET PURCHASE AGREEMENT

BY AND AMONG

J.A. JONES, INC.,

LOCKWOOD GREENE ENGINEERS, INC.,

JONES LOCKWOOD GREENE, L.L.C.

JONES LG, L.L.C.

LOCKWOOD GREENE SYSTEMS CORPORATION

LOCKWOOD GREENE E&C, L.L.C.

LOCKWOOD GREENE—PUERTO RICO, INC.

LOCKWOOD GREENE INTERNATIONAL, INC.

AND

CH2M HILL Companies, Ltd.

(BUYER)

DATED AS OF

November 14, 2003

i

INDEX OF DEFINITIONS
[To Be Updated]

Defined Terms	Defined in
Acquired Subsidiary	Statement of Purpose
Acquired Subsidiaries	Statement of Purpose
Affiliate	Section 11.7
Agreement	Introduction
Approval Hearing	Section 9.1
Approval Order	Section 9.1
Assumed Liabilities	Section 1.4
Bankruptcy Code	Statement of Purpose
Bankruptcy Court	Statement of Purpose
Bankruptcy Filing	Statement of Purpose
Business	Statement of Purpose
Buyer	Introduction
Claims	Section 2.14
Closing	Section 8.1
Closing Date	Section 8.1
Code	Section 2.17
Contracts	Section 2.11
ERISA	Section 2.21
Excluded Assets	Section 1.3
Financial Statements	Section 2.6
HSR Act	Section 3.3
Hazardous Materials	Section 2.18
Intellectual Property	Section 2.13
Interim Financial Statements	Section 2.6
Joint Venture Interest	Section 1.2
JPB	Section 2.23
Leased Real Property	Section 1.2
Liabilities	Section 1.4
Lien	Section 1.1
Material Adverse Effect	Section 2.3
Owned Real Property	Section 1.2
Parent	Introduction
Permits	Section 2.16
Plans	Section 2.21
Procedure Motion	Section 9.1
Procedure Order	Section 9.1
Purchased Assets	Section 1.2
Purchase Price	Section 1.5
Real Property Leases	Section 2.9
Receivables	Section 2.12
Related Agreements	Section 2.2
Retained Liabilities	Section 1.4
Representatives	Section 5.2
Required Consents	Section 2.3
Sale Motion	Section 9.1
Seller	Introduction
Subsidiary Interests	Section 2.5
Tangible Property	Section 1.2

SCHEDULES

Schedule 1.2(a)(i)	Owned Real Property
Schedule 1.2(a)(ii)	Leased Real Property
Schedule 1.2(b)	Tangible Property
Schedule 1.3(a)	Excluded Assets
Schedule 1.3(b)	Excluded Contracts
Schedule 1.3(d)	Excluded Real Property
Schedule 1.4(a)(ii)	Assumed Liabilities
Schedule 1.5	Working Capital Adjustment Determination
Schedule 2.1(a)	Good Standing of Parent
Schedule 2.1(b)	Good Standing of Seller
Schedule 2.3	Required Consents
Schedule 2.6	Liabilities and Indebtedness
Schedule 2.8(d)	Liens to be Removed at Closing
Schedule 2.11	Contracts
Schedule 2.13	Intellectual Property
Schedule 2.14	Litigation
Schedule 2.15	Compliance
Schedule 2.16	Permits
Schedule 2.17	Taxes
Schedule 2.18	Environmental Matters
Schedule 2.19	Insurance
Schedule 2.20	Labor and Employment matters
Schedule 2.21	Employees; Employee Benefits
Schedule 2.22	Absence of Certain Changes
Schedule 7.5	Assumed Liabilities of Parent

EXHIBITS

Exhibit A	Subsidiary Interests
Exhibit B	Form of Procedure Motion

ASSET PURCHASE AGREEMENT

        THIS ASSET PURCHASE AGREEMENT (together with all Schedules and Exhibits, this "Agreement"), dated as of November     , 2003, is entered into by and among J.A. Jones, Inc., a Delaware corporation (the "Parent"), Lockwood Greene Engineers, Inc., a Massachusetts corporation ("LGE"), Jones Lockwood Greene, L.L.C., a North Carolina limited liability company ("Jones Lockwood Greene"), Jones LG, L.L.C., a North Carolina limited liability company ("Jones LG"), Lockwood Greene Systems Corporation, a South Carolina corporation ("LG Systems"), Lockwood Greene E&C, L.L.C., a South Carolina limited liability company ("Lockwood Greene E&C"), and Lockwood Greene-Puerto Rico, Inc., a Puerto Rico corporation ("LG-Puerto Rico"), and Lockwood Greene International, Inc., a South Carolina corporation ("LGI"), (LGE, Jones Lockwood Greene, Jones LG, LG Systems, Lockwood Greene E&C and LG-Puerto Rico and LGI being referred to herein collectively as the "Sellers"), and CH2M HILL Companies, Ltd., an Oregon corporation ("Buyer").

STATEMENT OF PURPOSE

        1.     Parent owns a majority of the issued and outstanding shares of capital stock in LGE, and LGE owns all of the issued and outstanding equity interests in each of the other Sellers.

        2.     On September 26, 2003, Parent and certain of its subsidiaries filed petitions to commence bankruptcy proceedings under Chapter 11 of the United States Bankruptcy Code ("Bankruptcy Code") with the United States Bankruptcy Court for the Western District of North Carolina ("Bankruptcy Court"). Subsequently, on September 30, 2003 (the "Sellers Petition Date") and October 1, 2003, the Sellers other than LGI filed petitions under Chapter 11 of the Bankruptcy Code with the Bankruptcy Court. The bankruptcy cases of Parent and the Sellers are being jointly administered in the Bankruptcy Court and are referred to herein collectively as the "Bankruptcy Case." Capitalized terms used in this Agreement that are not defined herein have the meanings ascribed thereto in the Bankruptcy Code to the extent defined therein.

        3.     In addition to owning all of the equity interests in the other Sellers and operating its engineering and construction business, LGE owns, directly or indirectly, the following subsidiaries or interests:

  a.
  LG Services, L.L.C., a South Carolina limited liability company ("LG Services");

  b.
  Lockwood Greene Brand Management, Inc., a South Carolina corporation ("LG Management");

  c.
  Lockwood Greene Canada, Inc., a Canadian corporation ("LG Canada");

  d.
  LGC-Mississippi, a Joint Venture (owned in part by Lockwood Greene E&C) ("LGC-Mississippi");

  e.
  Lockwood Greene of California, Inc., a California corporation 100% owned by Lockwood Greene E&C ("LG California");

  f.
  Lockwood Greene Benevengo, a New Jersey partnership ("LG Benevengo");

  g.
  Lockwood Greene Illinois Partnership, a South Carolina partnership ("LG Illinois");

  h.
  Lockwood Greene Do Brasil Ltda, a Sociedade por quotas de responsabilidade limitada organized in Brazil (owned in part by LGI) ("LG Brazil");

  i.
  Tebodin Lockwood Greene B.V., a Netherlands limited liability company joint venture (50% owned by LGI) (the "Tebodin Joint Venture");

  j.
  Lockwood Greene de Mexico S.A., de C.V., a Mexican [corporation] 100% owned by LGI ("LG Mexico");

  k.
  Lockwood Greene GmbH, a German corporation 100% owned by LGI ("LG Germany");

  l.
  Lockwood Greene Petersen GmbH, a German corporation (owned in part by LG Germany) ("LG Petersen");

  m.
  PSP Lockwood Greene GmbH, a German corporation (owned in part by LG Germany) ("PSP");

  n.
  Lockwood Greene S.A., an Argentina corporation (owned in part by LGI) ("LG Argentina"); and

  o.
  Ludan Lockwood Greene Ltd., an Israeli corporation (owned in part by LGI) ("LG Israel").

  p.
  Lockwood Greene Tebodin Asia Pacific Pte Ltd., a limited private company organized in Singapore (owned 100% by Tebodin Joint Venture) ("LG Singapore");

  q.
  Lockwood Greene Tebodin Asia Pacific (Malaysia) SDN BHD, a limited private company organized in Malaysia (owned 100% by LG Singapore) ("LG Malaysia");

  r.
  Lockwood Greene Project Engineers (Shanghai) Co., Ltd., a limited liability company organized in China (owned 100% by LG Singapore) ("LG China");

  s.
  Lockwood Greene Ludan, N.V., a company organized in Belgium (50% owned by LGI) ("LG Belgium"); and

  t.
  L G Design Services, L.L.C., a Louisiana limited liability company (owned 100% by LGE) ("LG Louisiana").

Each of the foregoing entities is referred to herein individually as an "Acquired Entity" and collectively, as the "Acquired Entities."

        4.     The Sellers, through the Acquired Entities, operate a range of businesses over a spectrum that includes consulting, architecture, engineering, procurement, construction, and operations and maintenance, all developed from LGE's core engineering and construction business (the "Business").

        5.     Subject to the Approval Order (as defined below) of the Bankruptcy Court, the Sellers desire to sell, and Buyer desires to buy, the Purchased Assets (as defined in Section 1.2 below) on the terms and conditions set forth in this Agreement.

THEREFORE, in consideration of the mutual covenants, representations, warranties and obligations contained in this Agreement, the parties, intending to be legally bound, agree as follows:

ARTICLE 1
PURCHASE AND SALE OF ASSETS

        Section 1.1    Transfer of Assets.     Subject to the terms and conditions of this Agreement, including, without limitation, the entry of the Approval Order, the Sellers shall sell, assign, transfer and deliver to Buyer or such affiliate or affiliates of Buyer as are permitted under Section 11.7 of this Agreement and that are designated by Buyer, and Buyer shall purchase and accept from the Sellers, or cause such affiliate or affiliates to purchase and accept from the Sellers, as the case may be, at the Closing (as defined in Section 8.1 below), the Purchased Assets (as defined in Section 1.2 below), but excluding the Excluded Assets (as defined in Section 1.3 below). Such transfer of the Purchased Assets by the Sellers to Buyer shall be free and clear of all Liens (as defined below), claims, interests, encumbrances, pension liabilities, successor liability claims, and other Liabilities (as defined in Section 1.4 below) and obligations, related thereto, of every kind or description, to the fullest extent permitted by the Bankruptcy Code and applicable non-bankruptcy law, but excluding only Permitted Liens (as defined in Section 2.8) and the Assumed Liabilities (as defined in Section 1.4(a)). For purposes of this Agreement, "Lien" means any mortgage, pledge, lien, security interest, charge, claim, lien of taxes

(other than taxes not yet due and payable), legal or equitable interest, encumbrance, restriction on transfer, conditional sale or other title retention device or arrangement, transfer for the purpose of subjection to the payment of any indebtedness, or restriction on creation of any of the foregoing, whether relating to any property or right or the income or profits therefrom.

        Section 1.2    Purchased Assets.     For purposes of this Agreement, "Purchased Assets" shall mean all of the Sellers' rights, title and interest in and to all of the Sellers' assets and properties of every kind and description and wherever located, excluding only the Excluded Assets set forth in Section 1.3, including without limitation:

          (a)    Real Property.    The Sellers' leasehold interests in the real property, buildings and improvements described on Schedule 1.2(a)(ii) (the "Leased Real Property," also sometimes referred to as the "Real Property").

          (b)    Tangible Personal Property.    All machinery, equipment, furniture, office equipment, supplies, materials, vehicles, automobiles, trucks, trailers, tools, computers, printers, hardware, stored materials, works-in-progress, consumables and other items of tangible personal property of every kind owned by the Sellers including those listed in Schedule 1.2(b) (the "Tangible Property"), and all additions or replacements made between the date of this Agreement and the Closing Date, together with all express or implied warranties by the manufacturers or sellers of any item thereof.

          (c)    Inventory and Supplies.    All inventory and supplies of the Sellers, including, without limitation, all (i) inventory held by third parties on a consignment basis, (ii) inventory and supplies held by third-party processors, and (iii) inventory and supplies located on any Real Property listed in Schedules 1.2(a)(i) and 1.2(a)(ii).

          (d)    Contracts.    All of the Sellers' interest in and claims and rights under any contracts, including, without limitation, (i) the Contracts (as defined in Section 2.11) listed on Schedule 2.11 (together with all additions or replacements to such Contracts, but only to the extent approved by Buyer in writing prior to the Closing Date), and (ii) executory contracts as defined in accordance with the Bankruptcy Code, all non-executory contracts and any prepaid items or deposits with respect to such Contracts.

          (e)    Intellectual Property.    All Intellectual Property (as defined in Section 2.13) of the Sellers, including, without limitation, all rights to the name "Lockwood Greene Engineers, Inc." and the Intellectual Property listed on Schedule 2.13.

          (f)    Permits.    To the extent transferable, all Permits (as defined in Section 2.16) relating to the Purchased Assets, including, without limitation, those listed on Schedule 2.16 but excluding the permits, authorizations, certificates, approvals, variances and licenses relating to the Excluded Assets.

          (g)    Records.    All records, technical data, asset ledgers, books of account, inventory records, budgets, customer and supplier records, computer programs, correspondence and other files of the Sellers created or maintained in connection with the Purchased Assets.

          (h)    Intangible Assets.    All intangible assets of the Sellers (other than those described in Section 1.3), including, without limitation, all software, shop drawings, designs and design drawings, specifications, procedures and processes, proposals, bids, estimates, submittals, calculations, and any other document or electronic data owned by Seller and used in the ordinary course of the Business.

          (i)    Accounts Receivable.    All accounts receivables of the Sellers, except for receivable items that are specifically identified on Schedule 1.2(i) and are owed by Parent or any other affiliate of the Sellers (except for the Acquired Entities if and to the extent the Acquired Entities are included in the Purchased Assets).

          (j)    Subsidiaries and Equity Interests.    All of the Seller's rights, title and interests in and to (A) at the Buyer's option, the stock, membership units, other ownership interests in or assets of the Acquired Entities that are not joint ventures that are listed in Schedule 1.2(j)(A) (the "Wholly Owned Acquired Entities"), (B) at the Buyer's option, the equity interest in Tebodin Lockwood Greene B.V. and the other Acquired Entities that are not Wholly Owned Acquired Entities specified on Schedule 1.2(j)(B) (the "Joint Ventures"), (C) the stock membership units, or other ownership interests in the Acquired Entities that are joint ventures that are listed in Schedule 1.2(j)(C), and (D) to the extent in the possession or control of the Sellers, corporate seals, minute books, charter documents, record books, copies of tax and financial records and such other files, books and records of the Sellers relating to the organization, existence and capitalization of the Acquired Entities and the Joint Ventures. Any determination of whether to purchase the stock, membership units, other ownership interests, equity interests in or assets of the Acquired Entities and the Joint Ventures shall be made by Buyer, in its sole discretion on or prior to December 5, 2003 (the "Bid Date"), and, if Buyer elects to purchase any such assets, the Sellers shall cause such transfer to occur in accordance with Section 9.1(b).

          (k)    Other Assets.    Except as set forth in Section 1.3, all other assets of any kind or description, tangible or intangible, which are owned by the Sellers.

          (l)    Insurance Policies and other Rights to Indemnity.    To the extent that a remedy is sought from Buyer for any Liability (including any Liability for an environmental or asbestos-related claim) that Buyer has not assumed under Section 1.4, rights to any insurance proceeds and claims and rights under any insurance policy or other contract that provides a defense to and otherwise protects any Seller from any losses resulting from such Liabilities; provided that the transfer of such rights to Buyer shall not preclude or affect the rights of the Sellers or any third party to seek reimbursement under such insurance or other contract.

          (m)    Cash.    Cash of the Sellers in an amount equal to the undrawn face amount, plus $1,500,000, of the following letters of credit: L/C No. 871-066344 (Beneficiary, Zurich) in the amount of $250,000; L/C No. SM409940C (Beneficiary: Malayan Bank) in the amount of $164,450; L/C SM201147W (Beneficiary: Bank of Boston) in the amount of $185,000; L/C 871-123488 (Beneficiary: 205-215 Lexington Avenue Associates) in the amount of $108,000; and L/C 871-134505 (Beneficiary: Gen West LLC) in the amount of $10,000,000, together with such other letters of credit as the Sellers and Buyer shall mutually agree prior to the Bid Date.

        Section 1.3    Excluded Assets.     Notwithstanding anything to the contrary in this Agreement, Buyer shall not purchase and the Sellers shall retain the properties and assets of the Sellers set forth in this Section 1.3 (all such assets not being acquired by Buyer being herein referred to as the "Excluded Assets").

          (a)    Assets.    The assets of the Sellers set forth on Schedule 1.3(a) (and any proceeds from the disposition thereof);

          (b)    Certain Contracts.    The contracts described on Schedule 1.3(b) (the "Excluded Contracts").

          (c)    Causes of Action.    Except for those associated with the Purchased Assets or the Assumed Liabilities (including those arising in respect of this Agreement), all of the Seller's rights to any causes of action or claims arising in connection with the Business, including without limitation, claims for tax refunds, and, subject to Section 1.2(l), any contract related claims involving Liabilities that arise prior to the Closing Date except for the Assumed Liabilities.

          (d)    Real Property.    The leasehold interests in real property described on Schedule l.3(d).

          (e)    Affiliate Receivables, Cash and Equivalents.    All accounts receivable, notes receivable and other receivable amounts of the Sellers owed by the Parent or any affiliate of the Sellers or Parent (other than the Acquired Entities), and all cash, cash equivalents, marketable securities and short-term investments to the extent not expressly included in the Purchased Assets.

          (f)    Sellers' Equity.    The shares of capital stock of the Sellers held in treasury, if any.

          (g)    Bankruptcy.    Any avoidance causes of action under the Bankruptcy Code or applicable state laws.

          (h)    Subsidiaries and Equity Interests.    At Buyer's option, all of the Sellers' rights, title and interests in the capital stock membership units, equity interests or other ownership interests in the Acquired Entities or the Joint Venture Interest listed on Schedule 1.3(h).

        Section 1.4    Liabilities.     For purposes of this Agreement, "Liabilities" shall mean all liabilities, duties, obligations, responsibilities, charges, burdens, or undertakings, of every kind or description, of the Sellers, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether due or to become due, and whether the claim upon which such liability, duty, obligation, responsibility, charge, burden or undertaking arises is deemed a "claim" within the meaning of Section 101(5) of the Bankruptcy Code, including all liabilities for taxes (each a "Liability").

          (a)    Assumed Liabilities.    Effective as of the Closing Date, Buyer shall assume and agree to discharge or otherwise satisfy only the following Liabilities (the "Assumed Liabilities"):

            (i)    all Liabilities whether arising before or after the Closing Date, under the Contracts described in Schedule 2.11 exclusive of any such Liabilities arising under the Excluded Contracts;

            (ii)   all trade accounts payable and operating expenses arising after the Sellers Petition Date incurred by the Sellers in the ordinary course of the Business for goods sold or delivered or services rendered, but not including any expenses or liabilities relating to contracts that do not constitute Purchased Assets;

            (iii)  the Liability for accrued vacation and sick pay, accrued construction project bonuses, accrued performance bonuses and medical and dental run-off claims for calendar year 2003 with respect to the Sellers' employees reflected on Schedule 1.4(a)(iii), and all accrued vacation and sick pay, accrued construction project bonuses and accrued performance bonuses with respect thereto to the extent incurred in the ordinary course of the Business between the date of the report contained in such Schedule and the Closing Date;

            (iv)  all reimbursement and other obligations in respect of the letters of credit that are specifically identified in Section 1.2(m).

          (b)    Retained Liabilities.    The Retained Liabilities shall remain the sole responsibility of and shall be retained by the Sellers. For purposes of this Agreement, "Retained Liabilities" shall mean every Liability of the Sellers other than the Assumed Liabilities.

          (c)    Limitation on Liabilities Assumed by Buyer.    Except for the Assumed Liabilities, Buyer does not assume, agree to perform or otherwise have any responsibilities or obligations for any Liabilities of the Sellers or relating to the Purchased Assets, whether arising prior to, on or after the Closing Date, including, without limitation, any Liabilities of the Sellers for any environmental claims, asbestos claims, tort claims, claims for taxes, fines or pension claims or similar obligations (whether asserted by the Pension Benefit Guaranty Corporation or otherwise). Without limiting the generality of the foregoing, Buyer shall not have any successor or transferee liability of any kind or character for any Liability, claim or obligation that Buyer has not expressly assumed under this Agreement, including, without limitation, any Liability, claim or obligation that is or may be asserted (before or after Closing) by the Pension Benefit Guaranty Corporation or any other party with respect to any pension plan of the Sellers or any affiliate of the Sellers.

        Section 1.5    Purchase Price.     The aggregate purchase price to be paid for the Purchased Assets shall be Ninety-Five Million Five Hundred Thousand U.S. Dollars ($95,500,000) (the "Base Purchase Price") plus or minus the Working Capital Adjustment (the "Adjusted Purchase Price"). The Adjusted Purchase Price shall be paid by Buyer in the manner set forth in Section 1.6. The Purchase Price shall be disbursed as provided in, and in accordance with, the Approval Order. The Working Capital Adjustment shall be determined and paid as provided in Schedule 1.5.

        Section 1.6    Payment of Adjusted Purchase Price.     The Adjusted Purchase Price shall be paid as follows:

          (a)    Closing Date.    The Base Purchase Price, less Two Million Dollars ($2,000,000), shall be paid by the Buyer on the Closing Date by wire transfer of immediately available United States funds to an account, which account will be designated by the Seller no later than two Business Days (as used herein, "Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close. Any event the scheduled occurrence of which would fall on a day that is not a Business Day shall be deferred until the next succeeding Business Day) prior to the Closing Date.

          (b)    Deferred Payment Date.    Subject to the provisions of Sections 1.6(c) and (d) Two Million Dollars ($2,000,000) (the "Deferred Payment") shall be paid by the Buyer to the Seller on the date which is 90 days after the Closing Date (the "Deferred Payment Date") by wire transfer of immediately available United States funds to an account, which account will be designated by the Seller no later than two Business Days prior to the Deferred Payment Date.

          (c)    Set-Off.    The Sellers acknowledge and agree that the Deferred Payment payable hereunder may be reduced and set-off by the Buyer by any amounts due the Buyer for any breach or inaccuracy of any of the representations or warranties set forth in Article 2 or covenants set forth in Article 4 or 5 that remain unpaid at the Deferred Payment Date and that are not disputed by the Sellers at such time. In addition, the Sellers acknowledge and agree that the Buyer shall have the right to withhold from the Deferred Payment payable hereunder any amounts that Buyer believes in good faith are due the Buyer for any breach or inaccuracy of any of the representations or warranties set forth in Article 2 or covenants set forth in Article 4 or 5 that remain unpaid at the Deferred Payment Date and that are disputed by the Sellers at such time; provided, however, that upon resolution of such dispute, the Buyer shall have the right to set-off against the Deferred Payment payable hereunder any undisputed amounts due the Buyer for any breach or inaccuracy of any of the representations or warranties set forth in Article 2 or covenants set forth in Article 4 or 5 that remain unpaid at the Deferred Payment Date. In no event will such rights to set-off and withhold be deemed a limitation on the recourse available to the Buyer for the payment obligations of the Sellers with respect to the Working Capital Adjustment.

          (d)    Deferred Payment Estimate.    No later than eight Business Days prior to the Deferred Payment Date, the Buyer will deliver to the Sellers a written estimate (the "Deferred Payment Estimate"), setting forth the Buyer's good faith estimate of the amount that will be reduced and set-off from the Deferred Payment, together with the basis for such reduction and set-off, in accordance with Section 1.6(c). Within five Business Days after receipt of the Deferred Payment Estimate, the Sellers will deliver to the Buyer a written response to the Deferred Payment Estimate, in which the Sellers will: (i) agree that the Buyer is entitled to reduce and set-off the full amount as set forth in the Deferred Payment Estimate, or (ii) dispute all or a portion of the amount that the Buyer proposes to reduce and set-off as set forth in the Deferred Payment

  Estimate. In the event the Sellers fail to deliver such response within five Business Days after receipt of the Deferred Payment Estimate, the Sellers will be deemed to have agreed that the Buyer is entitled to reduce and set-off the full amount as set forth in the Deferred Payment Estimate. In the event that the Sellers dispute any portion of the amount to be reduced and set-off by the Buyer as set forth in the Deferred Payment Estimate, the Sellers and the Buyer each agree to select and appoint a senior management representative to seek to reach mutual agreement with respect to such dispute prior to the Deferred Payment Date. To the extent any such dispute is unresolved by the Deferred Payment Date, the Buyer shall have the right to withhold such disputed amount from the Deferred Payment as provided in Section 1.6(c) and a hearing on the matter before the Bankruptcy Court shall be scheduled for no more than 20 days from such date. Thereafter, upon a final determination of the disputed amount of the Deferred Payment in the manner set forth above (the "Final Determination"), the Buyer shall promptly pay all such amounts, if any, as set forth in the Final Determination and the Buyer shall have the right to set-off against the Deferred Payment all such amounts, if any, as set forth in the Final Determination.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES CONCERNING THE SELLERS

        Parent and the Sellers jointly and severally represent and warrant to Buyer as follows:

        Section 2.1    Organization and Good Standing.

          (a)    Parent.    Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite power and authority to conduct its business as it is currently conducted and to own or use the properties and assets that it purports to own or use. Parent is in good standing in each jurisdiction in which it is qualified to do business, except as otherwise disclosed in Schedule 2.1(a).

          (b)    Sellers.    LGE is a corporation duly organized, validly existing and in good standing under the laws of the State of Massachusetts. Each of the other Sellers is duly organized, validly existing and in good standing under the laws of the state (or other relevant jurisdiction) of its incorporation or formation, all of which are listed on Schedule 2.1(b). Each of the Sellers has all requisite power and authority to own, operate and lease the Purchased Assets owned by it and to conduct the operations of the Business as presently conducted. Each Seller is in good standing in each jurisdiction in which it is qualified to do business, except as otherwise disclosed in Schedule 2.1(b).

          (c)    Acquired Entities.    Except as disclosed on Schedule 2.1(c), each of the Acquired Entities is duly organized, validly existing and in good standing under the laws of the state (or other relevant jurisdiction) of its incorporation or formation, and has all requisite power and authority to own, operate and lease the assets owned by it, and to conduct the operations of the Business as presently conducted by it. To the knowledge of Parent and the Sellers, each of the Acquired Entities is in good standing in each jurisdiction in which it is qualified to do business, except as otherwise disclosed in Schedule 2.1(c).

        Section 2.2    Authority.     Subject to the receipt of the Required Consents (as defined herein) and the Approval Order (as defined herein), Parent and the Sellers have all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement have been duly and validly authorized by all necessary corporate action on the part of Parent and the Sellers, subject to the entry of the Approval Order. Subject to the entry of the Approval Order, this Agreement has been, or will be at Closing, duly executed and delivered by Parent and the Sellers and constitutes, or will constitute when executed or delivered, a valid and binding obligation of Parent and the Sellers, enforceable against Parent and the Sellers in accordance with its terms except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditor's rights generally and by principles of equity regarding the availability of certain remedies.

        Section 2.3    No Conflict or Breach.     Subject to the receipt of the Required Consents and the Approval Order, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not:

          (a)   conflict with or constitute a violation of the organizational documents of any Seller;

          (b)   subject to the entry of the Approval Order, violate any law or any rule or regulation of any governmental body or administrative agency, or conflict with any judicial or administrative order or decree, in either case relating to any one or more of the Sellers or the Purchased Assets;

          (c)   subject to the entry of the Approval Order, except as set forth on Schedule 2.3, require the consent of, notice to or filing with any United States governmental authority or administrative agency or any private person or firm on behalf of the Sellers;

          (d)   subject to the entry of the Approval Order, conflict with, constitute a default under, result in a breach or acceleration of or, except as set forth on Schedule 2.3, require notice to or the consent of any third party under any contract, agreement, commitment, mortgage, note, license or other instrument or obligation to which any one or more of the Sellers is party or by which any Seller is bound or the Purchased Assets are affected; or

          (e)   result in the creation or imposition of any Lien on the Purchased Assets;

except (i) with respect to clause (c), such consents or notices as the failure to obtain or give would not have a material adverse effect on the condition (financial or otherwise) or operations of the Business (hereinafter, a "Material Adverse Effect"); and (ii) with respect to clause (d) and (e), any of the foregoing which do not or will not have a Material Adverse Effect. The matters described on Schedule 2.3 are referred to as the "Required Consents."

        Section 2.4    Acquired Entities.     Exhibit A describes, with respect to each Acquired Entity and the Joint Venture Interest, the type of entity, the jurisdiction of organization and the nature and ownership percentage of the interest owned, directly or indirectly, by LGE. The information on Exhibit A is true and complete and includes all the current owners of each entity listed.

        Section 2.5    Ownership of the Acquired Entities and Joint Venture Interest.     The interests described on Exhibit A constitute, (i) all of the Sellers' rights in the Acquired Entities which are first tier, direct subsidiaries of LGE, including all ownership (whether membership, partnership or otherwise) and economic interests in such Acquired Entities; (ii) all of the Acquired Entities' rights in the other Acquired Entities which are lower tier, indirect subsidiaries of LGE, including all of the ownership (whether membership, partnership or otherwise) and economic interests owned, directly or indirectly, by any of the Acquired Entities in such lower tier Acquired Entities; and (iii) all of the Sellers' rights in the Tebodin Lockwood Greene Joint Venture, including all ownership (whether membership, partnership or otherwise) and economic interests in such Joint Venture Interest (the interests in (i), (ii) and (iii), collectively, the "Interests"). Exhibit A provides a true and complete list of all the

Interests and the current owners thereof. All of the Interests are validly issued and are owned of record and beneficially by Sellers or the Acquired Entities. Sellers and the applicable Acquired Entities, collectively, have good and marketable title to all the Interests constituting Purchased Assets, and at the Closing will deliver the Purchased Assets, free and clear of all Liens, pledges, security interests and other exceptions to title with respect to the ownership of the Interests, except for those set forth in the organizational documents that created such Interests. Except as provided in the organizational documents of the Acquired Entities, (a) there are no outstanding or authorized options, warrants, rights, contracts, calls, puts, right to subscribe, conversion rights or other agreements or commitments to which the Sellers or any of the Acquired Entities is a party or which are binding upon any Seller, or any of the Acquired Entities providing for the issuance, disposition or acquisition of any of the Interests (other than this Agreement); (b) there are no voting trusts, proxies or any other agreements or understandings with respect to the voting of the Interests; and (c) neither the Sellers nor any of the Acquired Entities is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of the Interests.

        Section 2.6    Financial Statements.

        (a)   Sellers have previously delivered to Buyer true and complete copies of (i) unaudited consolidated schedule of assets, liabilities and stockholders' equity, schedule of earnings and retained earnings and a statement of cash flow, as of December 31, 2002, for the Sellers and the Acquired Entities, to the extent prepared; and (ii) interim unaudited consolidated schedule of assets, liabilities and stockholders' equity, schedule of earnings and retained earnings, as of September 30, 2003, for the Sellers and the Acquired Entities, to the extent prepared (the "Interim Financial Statements"). The documents described in clauses (i) and (ii) (collectively, the "Financial Statements") (a) are in accordance with the books and records of the Sellers and the Acquired Entities; (b) present fairly, in all material respects, the assets, liabilities and financial condition of the Sellers and the Acquired Entities as of the respective dates of the Financial Statements, and the results of operations for the periods then ending; and (c) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved.

        (b)   Except as set forth in Schedule 2.6, the Sellers have no liability or obligation, whether accrued, absolute or contingent that is not reflected or reserved against in the Interim Financial Statements except for those that are not required by generally accepted accounting principles to be included therein. Any items of income or expense which are unusual or of a nonrecurring nature are separately disclosed in the Financial Statements. Schedule 2.6 to this Agreement sets forth a true, correct and complete listing of the Liabilities of the Sellers as of the date of the Interim Financial Statements.

        Section 2.7    Books and Records.     The books and records of the Sellers are true, accurate and complete and, where appropriate, have been maintained, in all material respects in accordance with generally accepted accounting principles applied on a consistent basis.

        Section 2.8    Title to Assets; Liens.     Sellers, collectively, have good and marketable title to all of the Purchased Assets (real or personal, tangible or intangible) (including, without limitation, those properties and assets shown on the Interim Financial Statements), and a valid leasehold or other possessory interest in all other properties and assets used, operated or occupied by it, located on its premises or otherwise shown on the Interim Financial Statements, except for tangible personal property sold or disposed of in the ordinary course of business and consistent with past practice. All of the Purchased Assets (whether real or personal, tangible or intangible, owned, leased or otherwise acquired) are free and clear of any Liens, other than:

        (a)   easements that do not materially affect the full use and enjoyment of the Real Property for the purposes for which it is currently used or materially detract from its value;

        (b)   imperfections of title and encumbrances, if any, which, in the aggregate, are not material, do not materially detract from the marketability or value of the properties subject thereto, and do not materially impair the operations of the owner thereof;

        (c)   Liens for taxes not yet due and payable;

        (d)   Liens described on Schedule 2.8(d)(i) (which Liens shall be released from the Purchased Assets and shall attach to the proceeds of sale in accordance with the Approval Order), and Liens described on Schedule 2.8(d)(ii); and

        (e)   With respect to the Leased Real Property, Liens on the underlying real property imposed by creditors of the landlords of the underlying real property or other action or inaction of such landlords.

The Liens and encumbrances described above (other than the Liens described on Schedule 2.8(d)(i)) are referred to herein collectively as "Permitted Liens."

        Section 2.9    Real Property.     Schedule 1.2(a) contains a true and correct description of all (i) the Owned Real Property; (ii) the Leased Real Property; (iii) leases relating to the Leased Real Property (collectively, the "Real Property Leases"); (iv) Liens upon or affecting any of the Owned Real Property or the Buyer's rights to or interest in any of the Leased Real Property or any Real Property Lease; (v) agreements, oral or written, pursuant to which any person or entity (other than Seller or the Acquired Entities) leases, subleases, occupies or has the right to occupy any Owned Real Property or Leased Real Property; and (vi) agreements and other undertakings, oral or written, to sell, lease, sublease, assign, encumber or otherwise dispose of any Owned Real Property, Leased Real Property or Real Property Lease.

        Section 2.10    Tangible Personal Property.     The Sellers own or lease all buildings, machinery, equipment and other tangible assets necessary for the conduct of the Business. To the knowledge of Parent and the Sellers, each material item of Tangible Property is in operating order, condition and repair, ordinary wear and tear excepted and is of a quality and quantity presently usable in the ordinary course of business. To the knowledge of Parent and the Sellers, no material item of Tangible Property is in need of repair or replacement other than as part of routine maintenance in the ordinary course of business.

        Section 2.11    Contracts.     Schedule 2.11 lists all contracts, commitments, agreements (including agreements for the borrowing of money or the extension of credit), leases (other than Real Property Leases), licenses, understandings and obligations, whether written or oral, to which any Seller (or, to the knowledge of Parent and the Sellers, any Acquired Entity) is party or by which any such Seller (or the Acquired Entities) is bound or affected, that are either material to the operation of the Business or provides for payments for delivery of goods or services having an aggregate value of more than $50,000 (the "Contracts"). The Sellers have (or will promptly upon request of Buyer) delivered to Buyer true and complete copies of all written Contracts (as required) and true and complete memoranda describing all oral Contracts, including any and all amendments and other modifications to such Contracts. Subject to the entry of the Approval Order, each of the Contracts is valid, binding and enforceable in accordance with its terms and is in full force and effect. Except as set forth on Schedule 2.11, there are no existing defaults by the Sellers or the Acquired Entities, and no events or circumstances have occurred which, with or without notice or lapse of time or both, would constitute such defaults, under any of the Contracts. Except as set forth on Schedule 2.11, the sale of the Purchased Assets by the Sellers to Buyer will not, with respect to any Contract, (i) constitute a default thereunder; (ii) require the consent of any person or party, except for the Required Consents; or (iii) affect the continuation, validity and effectiveness of any Contract or the terms of any Contract.

        Section 2.12    Receivables.     All accounts receivable and trade accounts reflected on the Interim Financial Statements (less any such receivables collected since the date of such financial statements) and all accounts receivable and trade accounts presently owing and to be owing to the Sellers or the

Acquired Entities on the Closing Date (collectively, the "Receivables"), are, and on the Closing Date will be, legal, valid and binding obligations and were created in the ordinary course of business.

        Section 2.13    Intellectual Property.     Schedule 2.13 sets forth a list of all (i) trademarks, copyrights, patents, service marks, trade names, logos and other designations owned or used by the Sellers or the Acquired Entities and (ii) all computer programs and other computer software (other than off-the-shelf shrink wrapped software), trade secrets, plans and specifications, inventions, know-how, technology, proprietary processes and formulae necessary or used by the Sellers or the Acquired Entities, in each case, in connection with the Business (collectively, "Intellectual Property"). The Sellers or the Acquired Entities own, or have sufficient rights to use, each item included in the Intellectual Property, free and clear of any Liens, except as disclosed on Schedule 2.13; provided that the Sellers own all trademarks, copyrights, patents, service marks, trade names, logos and other designation that are material to the conduct of the Business and, subject to the entry of the Approval Order, have the right to transfer such trademarks, copyrights, patents, service marks, trade names, logos and other designation to the Buyer free and clear of all Liens in accordance with this Agreement. The Intellectual Property consists of all of the intellectual property rights necessary to conduct the Business. There are no claims or suits pending or, to the knowledge of Parent and the Sellers, threatened against the Sellers or the Acquired Entities challenging the Sellers' or the Acquired Entities' ownership of or unencumbered right to use any of the Intellectual Property, nor does there exist any basis therefor. There are no claims or suits pending or, to the knowledge of Parent and the Sellers, threatened against the Sellers or the Acquired Entities alleging that any of the Intellectual Property infringes any rights of any third parties, nor does there exist any basis therefor.

        Section 2.14    Litigation.     Except as disclosed on Schedule 2.14, there are no claims, actions, suits, inquiries, hearings or investigations ("Claims") pending or, to the knowledge of the Parent and the Sellers, threatened, against any Seller or any of the Acquired Entities which, if resolved adversely, would have a Material Adverse Effect on the Purchased Assets.

        Section 2.15    Compliance.     Except as set forth on Schedule 2.15, there is no outstanding or, to the knowledge of the Parent and the Sellers, threatened, order, writ, injunction or decree of any court, governmental agency or arbitration tribunal against or involving the Sellers, the Business or the Purchased Assets. The Sellers are currently, and have been at all times, in compliance with all laws, statutes, rules, regulations, orders and licensing requirements (including, without limitation, all such laws, statutes, rules, regulations, orders and licensing requirements relating to the protection of the environment) of federal, state, local and foreign agencies and authorities applicable to the properties or operations of the Business, except for any instances of non-compliance which do not have a Material Adverse Effect.

        Section 2.16    Permits.     The Sellers have obtained all permits, authorizations, certificates, approvals, licenses, exemptions and classifications required for the conduct of the Business and the ownership of the Purchased Assets, except for those the absence of which does not have a Material Adverse Effect, all of which are described on Schedule 2.16 (the "Permits"). The Sellers are not in violation of any of the Permits, and no proceedings to revoke or limit any Permit are pending or, to the knowledge of the Parent and the Sellers, threatened except for those the violation of which does not have a Material Adverse Effect.

        Section 2.17    Taxes.     Except as set forth on Schedule 2.17, (i) the Sellers have timely filed all tax returns and forms that it was, or will be, required to file before the Closing Date, and such tax returns were, or will be, correct and complete in all material respects; (ii) all taxes (including all interest, penalties, assessments, fees, estimated taxes and other charges) required to be withheld or paid by the Sellers (whether or not shown on any tax return) have been withheld and paid; (iii) no Seller currently is the beneficiary of any extension of time within which to file any tax return and has not waived any statute of limitations in respect of taxes or agreed to any extension of time with respect to a tax assessment or deficiency; and (iv) there is no pending or, to the knowledge of the Parent and the Sellers, threatened dispute or claim concerning any tax liability of any Seller. The Sellers have no liability for taxes, including any liability arising out of the filing of any consolidated, combined or similar tax return, except (i) as of the most recent fiscal month end, as shown on the reserve for tax liability (excluding any reserve for deferred taxes established to reflect timing differences between book and tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto); (ii) as of the Closing Date, as will be shown in the reserve for tax liability (excluding any reserve for deferred taxes as described immediately above) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Sellers in filing their tax returns; and (iii) except as set forth on Schedule 2.17, the Sellers and the Acquired Entities have not filed a consent under Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code"), concerning collapsible corporations. Except as set forth on Schedule 2.17, there are no liens relating to taxes on any of the Purchased Assets, and no situation exists which could cause the creation of any such lien, except with respect to taxes that are not yet due and payable. No Seller is a "foreign person" within the meaning of Section 1445 of the Code.

        Section 2.18    Environmental Matters.     Except as set forth on Schedule 2.18, to the knowledge of the Parent and the Sellers: (a) no toxic materials, hazardous wastes or hazardous substances (including, without limitation, any asbestos or asbestos-related products, and any oils, petroleum-derived compounds or pesticides) (collectively, "Hazardous Materials") are located on or about the Real Property; and (b) the Real Property is not used for the storage, manufacture or disposal of Hazardous Materials. The Sellers have received no notice of any complaint, order or citation with regard to air emissions, water discharges, noise emissions or Hazardous Materials having been filed against or issued to any Seller or any of the Acquired Entities by any judicial or governmental authority or administrative agency.

        Section 2.19    Insurance.     Schedule 2.19 describes all insurance policies maintained by the Sellers and the Acquired Entities with respect to the Business.

        Section 2.20    Labor and Employment Matters.     Except as set forth on Schedule 2.20, no employees of any Seller or the Acquired Entities have been or are represented by a union or other labor organization or covered by any collective bargaining agreement. There is no unfair labor practice complaint, labor organizational effort, strike, slowdown or similar labor matter pending or, to the knowledge of the Parent and the Sellers, threatened against or affecting any Seller or the Business, the existence of which would have a Material Adverse Effect.

        Section 2.21    Employees; Employee Benefits.     Sellers have delivered to Buyer a schedule that sets forth a complete and accurate list of the name, position, rate of compensation and any incentive compensation arrangements, bonuses or commissions or fringe or other benefits, of each person who is employed by or associated with the Business in any capacity, as well as each other person to whom the Sellers or the Acquired Entities have a policy, practice or obligation to pay or provide retirement, health, welfare or other benefits of any kind. Except as set forth on Schedule 2.21, there are no Plans, as defined below, contributed to, maintained or sponsored by any of the Sellers or the Acquired Entities, to which the Sellers or the Acquired Entities are obligated to contribute or with respect to which any Seller has any liability or potential liability, whether direct or indirect, including all Plans contributed to, maintained or sponsored by each member of the controlled group of companies, within the meaning of Sections 414(b), 414(c), and 414(m) of the Code, of which the Sellers or the Acquired Entities are members to the extent the Sellers have any potential liability with respect to such Plans. For purposes of this Agreement, the term "Plans" shall mean: (a) employee benefit plans as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not funded and whether or not terminated; (b) employment agreements; and (c) personnel policies or fringe benefit plans, policies, programs and arrangements, whether or not subject to ERISA, whether or not funded, and whether or not terminated, including, without limitation, stock bonus, deferred compensation, pension, severance, bonus, vacation, travel, incentive and health, disability and welfare plans.

        Section 2.22    Absence of Certain Changes.     Except as disclosed on Schedule 2.22, since the Interim Financial Statement the Sellers have owned and operated the Purchased Assets in the ordinary course of business and consistent with past practice. Without limiting the generality of the foregoing:

        (a)   the Business has not experienced any change which has had a Material Adverse Effect or experienced any event or failed to take any action which reasonably could be expected to result in a Material Adverse Effect on the Business;

        (b)   the Business has not suffered any material loss, damage, destruction of property or Purchased Assets or other casualty to property or Purchased Assets (whether or not covered by insurance);

        (c)   no Seller has suffered any loss of officers, employees or suppliers which had or may reasonably be expected to result in a Material Adverse Effect;

        (d)   no Seller has redeemed or repurchased, directly or indirectly, any ownership interests or shares of capital stock, as the case may be, or declared, set aside or paid any dividends or made any other distributions with respect to any ownership interests or shares of capital stock, as the case may be (except as set forth in this Agreement);

        (e)   The Sellers have not subjected any portion of the Purchased Assets to any Lien except as disclosed on Schedule 2.22; and

        (f)    no Seller has entered into or otherwise committed to any of the foregoing.

        Section 2.23    Brokers.     No finder, broker, agent or other intermediary has acted for or on behalf of the Sellers or the Parent in connection with the transactions contemplated by this Agreement, and there are no claims for any brokerage commission, finder's fee or similar payment due from the Sellers or the Parent.

        Section 2.24    Transfer of Purchased Assets and Assumption of Assumed Liabilities.     The Purchased Assets constitute all of the Sellers' rights, title and interest in and to all of the Sellers' assets and properties of every kind and description and wherever located, exclusive, however, of all of Sellers' rights, title and interest in and to the Excluded Assets. Upon the satisfaction (or waiver, pursuant to the terms hereof) of the conditions to Closing set forth in Articles 6 and 7 hereof and the effectiveness of the Closing, all rights, title and interest in the Purchased Assets will be transferred to Buyer (or its permitted assignee) free and clear of all Liens (other than Permitted Liens) as provided in this Agreement. All Liabilities of the Sellers, other than Assumed Liabilities (which shall be assumed by the Buyer or its permitted assignee pursuant to the terms hereof), shall be retained by the Sellers as provided in this Agreement.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF BUYER

        Buyer represents and warrants to Parent and the Sellers as follows:

        Section 3.1    Organization and Good Standing.     Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Oregon.

        Section 3.2    Authority.     Buyer has the requisite corporate power and authority to execute, deliver and perform this Agreement and the Related Agreements and, subject to entry of the Approval Order, to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and, subject to entry of the Approval Order, constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditor's rights generally and by principles of equity regarding the availability of remedies.

        Section 3.3    No Conflict or Breach.     The execution, delivery and performance of this Agreement do not and will not (a) conflict with or constitute a violation of the Articles of Incorporation or Bylaws of Buyer; (b) conflict with or constitute a violation of any law, statute, judgment, order, decree or regulation of any court, administrative agency, governmental authority or arbitrator applicable to or relating to Buyer; (c) constitute a breach or default under any contract or any other agreement or instrument by which Buyer is bound; or (d) require any consent, notice to or filing with any governmental authority or administrative agency or any private person or firm on behalf of Buyer other than the Approval Order of the Bankruptcy Court and the filing of notification and report forms under the Hart-Scott-Rodino Improvements Act of 1976, as amended (the "HSR Act") pursuant to Section 5.6 of this Agreement.

        Section 3.4    Financial Capability of Buyer.     Buyer has the capability and funding resources to close and consummate the transactions contemplated by this Agreement and to perform its obligations hereunder.

        Section 3.5    No Other Representations.     Buyer acknowledges that other than as set forth in Article 2, Parent and the Sellers have made no other representations or warranties, and Buyer has conducted its own due diligence with respect to the Business and the Purchased Assets and other matters contemplated in this Agreement and has relied upon such due diligence and the representations and warranties set forth in Article 2.

ARTICLE 4
COVENANTS OF THE SELLERS

        The Sellers covenant and agree with Buyer as follows:

        Section 4.1    Conduct of Business.     Subject to any orders of the Bankruptcy Court to the contrary, between the date of this Agreement and the Closing Date, the Sellers shall keep the Business and the Purchased Assets substantially intact and shall maintain present operations, physical facilities, working conditions, and relationships with lessors, licensers, suppliers, customers and employees. In addition, the Sellers shall:

        (a)   Use best efforts to maintain the tangible Purchased Assets in the same condition as on the date of this Agreement, ordinary wear and tear excepted;

        (b)   Keep in full force and. effect any liability and casualty insurance held by the Sellers as set forth in Schedule 2.19;

        (c)   Perform all of their respective obligations under and not amend, alter or modify any material provision of the Contracts and Real Property Leases;

        (d)   Use commercially reasonable efforts to preserve their respective organization intact and maintain their relationships with their employees, suppliers and customers;

        (e)   Promptly advise Buyer of any event that could reasonably be expected to have a Material Adverse Effect on the condition, or otherwise, of the Business or the Purchased Assets;

        (f)    Maintain and collect the Receivables and extend credit terms to their customers in the ordinary course of business consistent with past practices; and

        (g)   Not take any affirmative action, or fail to take any reasonable action within their control, as a result of which any of the changes or events listed in Section 2.22 is likely to occur.

        Section 4.2    Access and Information.     The Sellers shall permit Buyer and its counsel, accountants and other representatives full access at reasonable times to all the material properties, assets, books, records, agreements and other documents of the Sellers relating to the Purchased Assets or the Business. The Sellers shall furnish to Buyer and its representatives all material information concerning the Business and the Purchased Assets as Buyer may reasonably request. the Sellers shall permit and facilitate communications between Buyer and the Sellers' suppliers, customers, landlords and other persons having relationships to the Sellers after prior consent of the Sellers in each case. Any investigation by Buyer pursuant to this Section shall be conducted in a manner so as not to interfere with the normal operation of the Business. Buyer and its representatives shall be accompanied on any visits to the premises of the Sellers by representatives of the Sellers.

        Section 4.3    Required Consents.     The Sellers shall use all commercially reasonable efforts to obtain all Required Consents reasonably necessary for the adoption and approval of this Agreement, the sale of the Purchased Assets and for such other purposes as may be necessary or desirable in connection with effectuating the transactions contemplated hereby.

        Section 4.4    Break Up Fee.     The Sellers shall pay to Buyer a break-up fee equal to $1,140,000.00 (the "Break Up Fee") in the event that the Sellers sell, transfer or otherwise dispose directly or indirectly, including through an asset sale, stock sale, merger or other similar transaction, all or substantially all or a material portion of the Purchased Assets in a transaction or series of transactions with one or more parties other than CH2M (such event being an "Alternative Transaction") on or prior to December 31, 2004; provided that no Break Up Fee will be payable to the Buyer pursuant to this Section 4.4 following a termination of this Agreement by the Sellers pursuant to Section 10.1(b). The Break Up Fee shall be paid by the Sellers to CH2M at the closing in connection with an Alternative Transaction and from the proceeds thereof. Notwithstanding the foregoing, no closing shall occur in connection with an Alternative Transaction unless Buyer shall have been paid the Break Up Fee prior thereto or at such closing from the proceeds thereof.

ARTICLE 5
MUTUAL COVENANTS

        Each of Buyer, Parent and Seller covenants and agrees with the other as follows:

        Section 5.1    Cooperation.     Buyer, Parent and the Sellers shall use commercially reasonable efforts to make or obtain all consents, approvals, authorizations, registrations and filings with all federal, state or local judicial or governmental authorities or administrative agencies as are required in connection with the consummation of the transactions contemplated by this Agreement.

        Section 5.2    Confidentiality.     In recognition of the confidential nature of certain of the information which will be provided to each party by the other, Buyer, Parent and the Sellers each agree to retain in confidence, and to require their respective directors, officers, employees, consultants, professional representatives and agents (collectively, the "Representatives") to retain in confidence all information transmitted or disclosed to it by another party to this Agreement, and further agrees that it will not use for its own benefit and will not use or disclose to any third party, or permit the use or disclosure to any third party of, any information obtained from or revealed by the other, except that Buyer and the Sellers may disclose the information to those of its Representatives who need the information for the proper performance of their assigned duties with respect to the consummation of the transactions contemplated by this Agreement. In making such information available to its Representatives, Buyer and the Sellers shall take any and all precautions necessary to ensure that its Representatives use the information only as permitted by this Agreement. Notwithstanding anything to the contrary in the foregoing provisions, such information may be disclosed (a) where it is required to be disclosed by any order of any regulatory authorities or governmental agencies; (b) if it is required by court order or decree or applicable law; (c) if it is readily ascertainable or obtained from public or published information; (d) if it is received from a third party not known to the recipient to be under an obligation to keep such information confidential; or (e) if the recipient can demonstrate that such information was in its possession prior to disclosure of the information in connection with this Agreement. If any party shall be required to make disclosure of any such information by operation of law, such disclosing party shall give the party from whom such information was received prior notice of the making of such disclosure and shall use all reasonable efforts to afford such other party an opportunity to contest the making of such disclosure. In the event that the Closing shall not occur, Buyer and the Sellers shall immediately deliver, or cause to be delivered, to the party from whom such information was received (without retaining any copies) any and all documents, statements or other written information obtained from the other that contain confidential information.

        Section 5.3    Cooperation in Litigation.     From and after the Closing Date, each party shall fully cooperate with the other in the defense or prosecution of any litigation or proceeding already instituted or which may be instituted hereafter against or by such other party relating to or arising out of the conduct of the Business prior, on or after the Closing Date (other than litigation among the parties hereto or their respective affiliates arising out of the transactions contemplated by this Agreement). The party requesting such cooperation shall pay the reasonable out-of-pocket expenses incurred in providing such cooperation (including legal fees and disbursements) by the party providing such cooperation and by its directors, officers, employees and agents, but shall not be responsible for reimbursing such party or its directors, officers, employees and agent for their time spent in such cooperation.

        Section 5.4    Duty to Cooperate Regarding Uncollected Receivables.     To the extent that after the Closing Date any Seller shall collect or receive any amounts due from account debtors in connection with the Contracts or the Business, the Sellers will promptly remit all such amounts to Buyer.

        Section 5.5    Payment of Assumed Liabilities.     After the Closing, Buyer covenants and agrees to pay the Assumed Liabilities as and when they become due.

        Section 5.6    Employees.     Buyer will make good faith offers of employment on an "at-will" basis to each of the employees of Sellers listed on Schedule 5.6.

        Section 5.7    Hart-Scott-Rodino Filing.     As promptly as practicable and no later than fifteen (15) days following Buyer's execution of this Agreement, the Sellers and Buyer shall complete and file appropriate notification and report forms with respect to the transaction contemplated hereby pursuant to the HSR Act, unless Buyer determines that no such filing is required. The Sellers and Buyer shall diligently take, or fully cooperate in the taking of, all necessary and proper steps, and provide any additional information reasonably requested in order to comply with, the requirements of the HSR Act. All costs and expenses incurred by the Sellers and Buyer in connection with filings under the HSR Act in connection with this Agreement shall be borne by the party incurring such expenses; provided that the filing fee payable in connection with the filing of the notification and report forms under the HSR Act shall be paid by Buyer.

        Section 5.8    Insurance.     To the extent permitted by the relevant insurance policies, the Sellers shall provide Buyer with access to, and Buyer shall be entitled to make Claims against, Sellers' insurance policies and coverage which are occurrence policies from and after the Closing Date for all matters, injuries and Claims arising prior to the Closing Date relating in any way to the Business, the Purchased Assets or the Assumed Liabilities in the same manner and subject to the same terms, conditions and limitations as applied to Sellers prior to the Closing Date; provided that Sellers shall not have any liability to Buyer in relation to such Claims for insurance and costs related to the making of such Claims shall be for the account of Buyer. Buyer will have no liabilities under such insurance policies for additional premiums or similar payments after the Closing Date, whether due to retroactive adjustments, audits, roll-backs or otherwise. Sellers will cooperate after the Closing Date with Buyer and its insurance carriers and agents in connection with the foregoing and with Buyer in establishing new insurance policies and coverage for Buyer from and after the Closing Date.

        Section 5.9    Use of Name.     As soon as practicable following the Closing Date, but in any event not later than 30 days following the Closing Date, the Sellers shall perform all actions necessary to terminate their use of any of the Intellectual Property constituting Purchased Assets, including but not limited to the use of the name "Lockwood Greene".

        Section 5.10    Sureties.     To the extent that the following surety bonds relate to the Purchased Assets, Buyer hereby agrees (a) within 30 days following the Closing Date to replace the surety bonds listed on Schedule 5.10(a) and to cause the original of each such bond to be delivered to the issuing surety or otherwise released in a manner acceptable to the issuing surety, (b) with respect to the surety bonds listed on Schedule 5.10(b), to execute and deliver to the issuing sureties at Closing a bond rider in a form reasonably satisfactory to the issuing sureties and the obligees of such bonds pursuant to which Buyer shall replace the applicable Seller as the principal on each such bond; (c) with respect to surety bond number 11133592896/21608 associated with the Pinnacle West project, to execute and deliver at Closing to the issuing sureties an indemnity agreement substantially in the form attached hereto as Exhibit C, pursuant to which Buyer shall indemnify such issuing sureties and hold them harmless from and against any loss, cost or expense incurred by the issuing sureties in connection with such bond up to a maximum aggregate amount not to exceed $3,200,000; and (d) with respect to the surety bonds listed on Schedule 5.10(c), to use commercially reasonable efforts to ensure that Sellers will obtain the release of such existing bonds at such time as Buyer has obtained new registrations, permits or licenses related to such bonds. With respect to Buyer's agreement set forth in clause (d), Sellers shall use commercially reasonable efforts to cause the original of each such bond to be delivered to the issuing surety as soon as reasonably practicable.

ARTICLE 6
CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS

        The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions on or before the Closing Date, unless specifically waived in writing by Buyer prior to the Closing Date; provided, however, that Buyer may not waive the condition that the Approval Order specified in Section 6.5 has been entered (although Buyer may waive the condition that such Approval Order not be subject to appeal):

        Section 6.1    Representations and Warranties.     The representations and warranties of Parent and the Sellers contained in this Agreement shall have been true and correct on the date of this Agreement and shall be true and correct on the Closing Date as though made on and as of the Closing Date.

        Section 6.2    Compliance with Covenants.     The Sellers shall have duly performed and complied with all covenants, agreements and obligations required by this Agreement to be performed or complied with on or prior to the Closing.

        Section 6.3    Absence of Litigation.     No action or proceeding shall be pending or threatened by or before any court or other governmental body or agency seeking to restrain, prohibit or invalidate the transactions contemplated by this Agreement (other than a pending or threatened appeal of the Approval Order, so long as no stay is obtained or otherwise in effect with respect to the Approval Order) or which would materially adversely affect the right of Buyer to own the Purchased Assets, or to operate the Business after the Closing Date.

        Section 6.4    Absence of Change.     Between the date of this Agreement and the Closing, no event shall have occurred in the Purchased Assets or the Business that could reasonably be expected to result in a Material Adverse Effect, nor shall there have occurred any material casualty loss or destruction of, or damage to, any of the Purchased Assets, unless adequately covered by insurance.

        Section 6.5    Bankruptcy Court Approval; Consents and Approvals.     All Required Consents shall have been made or obtained or shall have occurred. The Bankruptcy Court shall have entered the

Procedure Order (as defined in Section 9.1(a)) and all other provisions of this Agreement, the Bankruptcy Court shall have entered the Approval Order (as defined in Section 9.1(b)) and all other provisions of this Agreement; the Procedure Order and the Approval Order shall be in a form and substance satisfactory to Buyer, and the Approval Order shall not have been reversed, modified, rescinded, or stayed as of the Closing Date, and either (i) the time to appeal the Approval Order has expired and the Approval Order is no longer subject to appeal or further judicial review, or (ii) the Approval Order makes an express finding that Buyer is a good faith purchaser entitled to the benefits of Section 363(m) of the Bankruptcy Code.

        Section 6.6    Removal of Liens.     Seller shall have obtained fully executed releases from the holders of all Liens described on Schedule 2.8(d)(i), or the Bankruptcy Court shall have entered the Approval Order, providing, among other things, that such Liens attach to the proceeds of the sale and that the Purchased Assets shall be acquired by Buyer free and clear of all Liens other than the Permitted Liens and the Assumed Liabilities.

        Section 6.7    HSR Act Waiting Period.     If applicable, the waiting period under the HSR Act shall have expired and Buyer shall not be prohibited from consummating the transactions contemplated hereunder by applicable provisions of the HSR Act.

ARTICLE 7
CONDITIONS PRECEDENT TO THE SELLERS' OBLIGATIONS

        The obligations of the Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction of each of the following conditions on or before the Closing Date, unless specifically waived in writing by the Sellers prior to the Closing; provided, however, that the Sellers may not waive the condition that the Approval Order specified in Section 7.4 has been entered:

        Section 7.1    Representations and Warranties.     The representations and warranties of Buyer contained in this Agreement shall have been true and correct on the date of this Agreement, and shall be true and correct on the Closing Date as though made on and as of the Closing Date.

        Section 7.2    Compliance with Covenants.     Buyer shall have duly performed and complied with all covenants, agreements and obligations required by this Agreement to be performed or complied with by it on of before the Closing Date.

        Section 7.3    Absence of Litigation.     No action or proceeding shall be pending or threatened by or before any court or other governmental body or agency seeking to restrain, prohibit or invalidate the transactions contemplated by this Agreement (other than a pending or threatened appeal of the Approval Order, so long as no stay is obtained or otherwise in effect with respect to the Approval Order).

        Section 7.4    Bankruptcy Court Approval; Consents and Approvals.     The Bankruptcy Court shall have entered the Procedure Order (as defined in Section 9.1(a)) and the Bankruptcy Court shall have entered the Approval Order (as defined in Section 9.1(b)), and all Required Consents shall have been obtained.

        Section 7.5    Release of Obligations of Parent.     Parent and the Sellers shall have been released completely from the guaranty and other obligations listed in Schedule 7.5, and shall have been provided the documents evidencing such complete release.

        Section 7.6    HSR Act Waiting Period.     If applicable, the waiting period under the HSR Act shall have expired.

ARTICLE 8
CLOSING

        Section 8.1    Closing.     The closing of the sale of the Purchased Assets (the "Closing") shall take place at the offices of Moore & Van Allen, PLLC in Charlotte, North Carolina, at 10:00 a.m., local time, within two (2) Business Days following the satisfaction or waiver of all conditions set forth in Articles 6 and 7, including without limitation the conditions with respect to the entry of the Approval Order by the Bankruptcy Court and the expiration of any applicable waiting period under the HSR Act, or such other date as may be mutually agreed upon by the parties to this Agreement. The date of the Closing is referred to as the "Closing Date." This Agreement may be terminated as provided in Section 10.1.

        Section 8.2    Deliveries by Seller.     At the Closing, the Sellers shall deliver or cause to be delivered to Buyer the following:

        (a)   such instruments of conveyance or assumption as may be required or contemplated by this Agreement, all of which shall be in form and substance reasonably satisfactory to the other party;

        (b)   all bank books, financial and bank records, bookkeeping and accounting records, copies of all tax returns and amendments to all of the foregoing, minute books, stock ledgers and all other books and records of or relating to the Acquired Entities, certified by the Sellers to be true, correct and complete as of the Closing Date;

        (c)   an officer's certificate of the Sellers confirming the satisfaction of the conditions set forth in Sections 6.1 and 6.2 above as to representations, warranties and covenants and Section 6.4 above as to absence of changes; and

        (d)   evidence that all Required Consents have been obtained or satisfied, unless all the Required Consents shall be unnecessary because of the Approval Order.

        Section 8.3    Deliveries by Buyer.     At the Closing, Buyer shall deliver or cause to be delivered to the Sellers the following:

        (a)   An officer's certificate of Buyer confirming the satisfaction of the conditions set forth in Sections 7.1 and 7.2 as to representations, warranties and covenants;

        (b)   a copy of all corporate actions authorizing the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, accompanied by the certification of the Secretary of Buyer to the effect that such actions are in full force and effect and have not been amended, modified or rescinded; and

        (c)   the portion of the Purchase Price, payable as provided in Section 1.6(a).

        Section 8.4    Further Assurances.     The Sellers shall, at any time on or after the Closing Date, take any and all steps requested by Buyer to transfer to Buyer ownership of the Purchased Assets, and will do, execute, acknowledge and deliver all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be requested for the more effective transfer to Buyer, or its successors or assigns, operating control of the Business.

        Section 8.5    Earnest Money Deposit.     Within one (1) Business Day of the entry of the Approval Order, Buyer shall deliver to counsel for Sellers, to be held on Sellers' behalf in accordance with this Agreement, an earnest money deposit in the amount of $2,000,000 (together with any interest earned with respect thereto, the "Deposit"). The Deposit will be retained by Sellers, or returned to Buyer, in accordance with the provisions of Section 10.3 hereof.

ARTICLE 9
BANKRUPTCY COURT ACTION

        Section 9.1    Bankruptcy Court Action.     In addition to the other conditions set forth in Article 6 (with respect to Buyer) and Article 7 (with respect to the Sellers), the Buyer, Parent and the Sellers acknowledge and agree that the Buyer's obligation to purchase, and the Sellers' obligation to sell, the Purchased Assets, is subject to the entry of the Procedure Order by the Bankruptcy Court on or before November 18, 2003 (unless extended by the Buyer in its sole discretion) and the entry of the Approval Order by the Bankruptcy Court on or before December 12, 2003 (unless extended by the Buyer in its sole discretion).

          (a)    Bankruptcy Court Approval of Bid Procedure.    The Sellers and Buyer have agreed to the form of bidding procedures attached hereto as Exhibit B (the "Bidding Procedures"). The Sellers will request that the Bankruptcy Court enter an order establishing the Bidding Procedures. For purposes of this Agreement, "Procedure Order" shall mean an order of the Bankruptcy Court establishing and approving the Bidding Procedures attached hereto as Exhibit B, or such other bid procedures and bid protections as have been approved by the Buyer in its sole discretion (the "Bidding Procedures"). At the Sellers' request, the Buyer shall provide evidence that the Buyer has the capability and funding resources to close and consummate the transactions contemplated by this Agreement and shall otherwise comply with all provisions contained in the Procedure Order.

          (b)    Bankruptcy Court's Approval of Sale.    The Sellers have filed a motion with the Bankruptcy Court (the "Sale Motion") requesting entry of an order approving the transactions contemplated in this Agreement. For purposes of this Agreement, "Approval Order" shall mean an order of the Bankruptcy Court in form and substance satisfactory to the Buyer and shall, among other things, (i) approve the sale of the Purchased Assets to the Buyer on the terms and conditions set forth in this Agreement and authorize and direct the Parent and the Sellers to proceed with this transaction, (ii) include a specific finding that the Buyer is a good faith purchaser of the Purchased Assets for purposes of Section 363(m) of the Bankruptcy Code, (iii) state that the Purchased Assets shall be sold and transferred to Buyer free and clear of all Liens, claims, interests, encumbrances, pension liabilities, including without limitation, any liability, claim or obligation that is or may be asserted (before or after Closing) by the Pension Benefit Guaranty Corporation or any other party with respect to any pension plan of the Sellers or any affiliate of the Sellers, successor liability claims, and other Liabilities and obligations, of every kind or description, to the fullest extent permitted by the Bankruptcy Code and applicable non-bankruptcy law, including without limitation any successor liability claims (except only for Assumed Liabilities and Permitted Liens as and to the extent expressly provided in this Agreement), (iv) state that the interest in and claims and rights under contracts and leases sold to Buyer under this Agreement shall be assigned or transferred to Buyer notwithstanding a provision on any such contract or lease or applicable law that prohibits, restricts or conditions the assignment or transfer of such contract or lease; (v) provide for a waiver of the stays contemplated by Bankruptcy Rules 6004(g) and 6006(e); (vi) contain a finding that Buyer has not engaged in any of the acts prohibited by Section 363(n) of the Bankruptcy Code; (vii) to the extent the Buyer elects to purchase assets of any Wholly Owned Acquired Entity or other person (each a "Non-Debtor Seller") pursuant to Section 1.2(j), authorize and direct the Sellers to cause the applicable Non-Debtor Seller to transfer the specified assets to the Buyer, allocate a portion of the purchase price for the Purchased Assets to the assets being purchased from such Non-Debtor Seller and contain a finding that the amount allocated to such Non-Debtor Seller is fair consideration for the assets transferred from such Non-Debtor Seller to the Buyer, and (viii) contain such other findings of fact, conclusions of law and orders reasonably required by Buyer and its counsel. The Sellers shall use all reasonable efforts to obtain prompt entry of the Approval Order and Buyer agrees to cooperate with the Sellers in connection with such efforts.

        Section 9.2    Public Announcements.     The Sellers, on the one hand, and the Buyer will consult with each other before, and obtain the other party's consent with respect to, issuing any press release or otherwise making any public statements with respect to this Agreement and the transactions contemplated hereby, and shall not issue any such press release or make any such public statement prior to such consultation and consent, except to the extent that compliance with law requires a party to issue a press release or public announcement with such consultation and consent or except as required to be filed with the Bankruptcy Court. Any consent required pursuant to the preceding sentence shall not be unreasonably withheld or delayed.

        Section 9.3    Notice of Sale.     The Sellers shall have served a copy of a notice of sale of the Purchased Assets to the Buyer and of the assumption and assignment to the Buyer of the Contracts included in the Purchased Assets (which notice shall be approved by the Buyer in advance) upon (i) to the knowledge of the Sellers, all creditors of the Sellers and all other persons who are parties in interest in the Bankruptcy Case, (ii) to the knowledge of the Sellers, all persons with Liens and respect to or other interests in any of the Purchased Assets, (iii) sponsors and trustees under any employee benefit plan of the Sellers or the Parent, (iv) all other persons required to receive notice of the sale pursuant to Rule 2002 of the Federal Rules of Bankruptcy Procedure, (v) all applicable state and federal government authorities, agencies, departments and regulators (vi) all other persons designated by the Buyer on or before two days after entry of the Procedure Order and (vii) all creditors and parties in interest by publication notice in The Wall Street Journal (National Edition) on or before two days after entry of the Procedures Order.

ARTICLE 10
TERMINATION

        Section 10.1    Termination.     This Agreement may be terminated at any time prior to the Closing:

        (a)   By the mutual written consent of Seller and Buyer at any time prior to Closing;

        (b)   By Parent and the Sellers (if Parent and the Sellers are not then in breach of any term of this Agreement), if Buyer shall (i) fail to perform or observe in any material respect any covenant, agreement or condition contained in this Agreement required to be performed or observed on or prior to the Closing Date; or (ii) materially breach any of its representations or warranties contained in this Agreement, which failure or breach is not cured within five (5) days after the Sellers have notified Buyer of their intent to terminate this Agreement pursuant to this subparagraph;

        (c)   By Buyer (if Buyer is not then in breach of any term of this Agreement), if the Sellers shall (i) fail to perform or observe in any material respect any covenant, agreement or condition contained in this Agreement required to be performed or observed on or prior to the Closing Date; or (ii) materially breach any of their representations or warranties contained in this Agreement, which failure or breach is not cured within five (5) days after Buyer has notified the Sellers of its intent to terminate this Agreement pursuant to this subparagraph;

        (d)   By the Sellers and Parent or by Buyer, if there shall be any order, writ, injunction or decree of any court or governmental or regulatory agency binding on the Sellers or Parent, or on Buyer, which prohibits or restrains any party from, consummating the transactions contemplated by this Agreement; or

        (e)   By the Buyer if the Closing has not occurred on or before December 31, 2003; or

        (f)    By the Seller if the Closing has not occurred on or before January 15, 2004.

        Section 10.2    Effect of Termination.     Each party's right of termination under Section 10.1 above is in addition to any other rights such party may have under this Agreement or otherwise, and any exercise of such right of termination will not be an election of remedies. Notwithstanding the foregoing, termination of this Agreement pursuant to this Article shall terminate all obligation of the parties hereunder, except for the obligations under this Section 10.2 and Sections 4.4 (with respect to payment of the Break Up Fee), 11.1 (with respect to expenses), 11.4 (with respect to publicity) and 5.2 (with respect to confidentiality); provided, however, that termination pursuant to subparagraphs (b) or (c) of Section 10.1 shall not relieve the defaulting or breaching party from any liability to any other party under this Agreement.

        Section 10.3    Treatment of the Deposit.     If the Closing does not occur by January 15, 2004, and this Agreement is thereafter terminated in accordance with Section 10.1(b) or 10.1(f), then Sellers shall be entitled to retain the Deposit (and Buyer shall forfeit all interest it may have in the Deposit) upon such termination.

ARTICLE 11
MISCELLANEOUS

        Section 11.1    Expenses.     Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expense, whether or not the sale of the Purchased Assets is consummated. The Sellers shall be responsible for all expenses incurred in connection with obtaining the Required Consents. Unless exempt under Section 1146(c) of the Bankruptcy Code, sales taxes, if any, and recording and filing fees on the transfer of the Purchased Assets shall be divided equally between Buyer and the Sellers.

        Section 11.2    Risk of Loss.     The risk of loss, damage or condemnation of any of the Purchased Assets from any cause whatsoever shall be borne by the Sellers at all times prior to the completion of the Closing.

        Section 11.3    Tax Filings.     Each of the parties acknowledges its understanding of the requirement under Section 1060 of the Code for the filing by each of Form 8594 for its respective tax year in which the Closing occurs. Seller and Buyer agree to allocate the Purchase Price among the Purchased Assets as provided in Schedule 11.3.

        Section 11.4    Best Efforts.     Each party to this Agreement agrees to use its best efforts to satisfy the conditions to the Closing set forth in this Agreement and otherwise to consummate the transactions contemplated by this Agreement.

        Section 11.5    Notices.     All notices, demands and other communications made hereunder shall be in writing and shall be given either by personal delivery, by nationally recognized overnight courier (with charges prepaid) or by facsimile (with telephone confirmation), and shall be deemed to have been given or made when personally delivered, the day following the date deposited with such overnight courier service or when transmitted to facsimile machine and confirmed by telephone, addressed to the respective parties at the following addresses (or such other address for a party as shall be specified by like notice):

        If to Parent or the Sellers:

  J.A. Jones, Inc.
  J.A. Jones Drive
  Charlotte, North Carolina 28287
  Attention: J.P. Bolduc
  Tel.: (704) 553-6502
  Fax: (704) 553-6598

        With a copy (which shall not constitute notice) to:

  J.A. Jones, Inc.
  J.A. Jones Drive
  Charlotte, North Carolina 28287
  Attention: John W. Springer, General Counsel
  Tel.: (704) 553-3260
  Fax: (704) 553-3214

        With a copy (which shall not constitute notice) to:

  Bradley Arant Rose & White LLP
  1819 5th Avenue North
  Birmingham, Alabama 35203
  Attention: John P, Whittington, Esq.
  Tel.: (205) 521-8242
  Fax: (205) 488-6242

        If to Buyer:

  CH2M Hill Companies, Ltd.
  9191 South Jamaica Street
  Englewood, Colorado 80112
  Attention: Sam Iapalucci
  Tel: (303) 771-9099
  Fax: (720) 286-9220

        With a copy (which shall not constitute notice) to:

  CH2M Hill Companies, Ltd.
  9191 South Jamaica Street
  Englewood, Colorado 80112
  Attention: Margaret McLean
  Tel: (720) 286-2236
  Fax: (720) 286-9103

        With a copy (which shall not constitute notice) to:

  Hogan & Hartson L.L.P.
  1200 Seventeenth Street
  Suite 1200
  Denver, Colorado 80202
  Attention: Whitney Holmes
  Tel: (303) 899-7300
  Fax: (303) 899-7373

        Section 11.6    Counterparts.     This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        Section 11.7    Assignment.     This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties to this Agreement (other than an assignment by the Buyer to one or more affiliates of the Buyer) without the prior written consent of all other parties to this Agreement, and any purported assignment without such consent shall be void; provided that the Buyer shall remain liable for the payment of the Adjusted

Purchase Price in accordance with Sections 1.5 and 1.6 notwithstanding any assignment of other rights or obligations under this Agreement to an affiliate of Buyer. For purposes of this Section 11.7, an "affiliate" of Buyer shall mean any entity of which Buyer owns, directly or indirectly, at least 51% of such entity's common stock or other capital stock entitled to vote or other comparable equity interests.

        Section 11.8    Third Party Beneficiaries.     None of the provisions of this Agreement or any document contemplated by this Agreement is intended to grant any right or benefit to any person or entity which is not a party to this Agreement.

        Section 11.9    Headings.     The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of this Agreement and shall not in any way affect the meaning or interpretation of this Agreement.

        Section 11.10    Recitals.     The recitals set forth at the beginning of this Agreement are incorporated by reference in, and made a part of, this Agreement.

        Section 11.11    Amendments.     Any waiver, amendment, modification or supplement of or to any term or condition of this Agreement shall be effective only if in writing and signed by all parties hereto, and the parties to this Agreement waive the right to amend the provisions of this Section orally.

        Section 11.12    Governing Law.     This Agreement shall be governed by the laws of the State of New York without giving effect to its conflicts of laws provisions.

        Section 11.13    Severability.     In the event that any provision in this Agreement shall be determined to be invalid, illegal or unenforceable in any respect, the remaining provisions of this Agreement shall not be in any way impaired, and the illegal, invalid or unenforceable provision shall be fully severed from this Agreement and there shall be automatically added a replacement provision as similar in terms and intent to such severed provision as may be legal, valid and enforceable.

        Section 11.14    Entire Agreement.     This Agreement and the Schedules and Exhibits to this Agreement, together with the documents and instruments delivered pursuant to this Agreement, constitute the entire contract between the parties to this Agreement pertaining to the subject matter of this Agreement, and supersede all prior and contemporaneous agreements and understandings between the parties with respect to such subject matter.

        Section 11.15    Construction.     Each party to this Agreement and its counsel have reviewed and revised this Agreement. The normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or of any amendments, schedules or exhibits to this Agreement. The word "including" shall mean including without limitation.

        Section 11.16    Time of Essence.     With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence; provided that, in the event Buyer is not selected as the initial Qualified Bidder pursuant to an Approval Order by the Bankruptcy Court, but subsequently becomes the Qualified Bidder as a result of the failure of the initial Qualified Bidder to effectuate the Closing, all dates and time periods in this Agreement shall be extended by a number of days equal to the time period between the date of this Agreement and the date Buyer is selected as the Qualified Bidder pursuant to the Approval Order.

        Section 11.17    Knowledge.     Whenever used herein with respect to a party, the term "knowledge" shall mean the actual knowledge of such party's executive officers after reasonable investigation.

        Section 11.18    Amended Schedules.     The parties hereto agree that the form of Schedules filed with the Bankruptcy Court on December 3, 2003 are incorporated by reference herein and constitute the Schedules hereto in their entirety.

        IN WITNESS WHEREOF, each of the parties has signed this Agreement, or has caused this Agreement to be signed by its duly authorized officer, as of the date first above written.

PARENT:
J.A. JONES, INC.
By:	/s/ J.P. BOLDUC J.P. Bolduc, Chief Executive Officer
SELLERS:
LOCKWOOD GREENE ENGINEERS, INC.
By:	/s/ WENDELL B. STIDHAM
Name:	Wendell B. Stidham
Title:	Sr. VP
JONES LOCKWOOD GREENE, L.L.C.
By:	/s/ WENDELL B. STIDHAM
Name:	Wendell B. Stidham
Title:	Secretary
JONES LG, L.L.C.
By:	/s/ WENDELL B. STIDHAM
Name:	Wendell B. Stidham
Title:	Sr. VP
LOCKWOOD GREENE SYSTEMS CORPORATION
By:	/s/ WENDELL B. STIDHAM
Name:	Wendell B. Stidham
Title:	Sr. VP
LOCKWOOD GREENE E&C, L.L.C.
By:	/s/ WENDELL B. STIDHAM
Name:	Wendell B. Stidham
Title:	Sr. VP

LOCKWOOD GREENE-PUERTO RICO, INC.
By:	/s/ WENDELL B. STIDHAM
Name:	Wendell B. Stidham
Title:	Sr. VP
[LOCKWOOD GREENE INTERNATIONAL, INC.]
By:	/s/ WENDELL B. STIDHAM
Name:	Wendell B. Stidham
Title:	Sr. VP
BUYER:
CH2M HILL Companies, Ltd.
By:	/s/ SAMUEL M IAPALUCCI
Name:	S M Iapalucci
Title:	EVP & CFO

Schedule 1.5

Working Capital Adjustment

        Within thirty (30) days of the Closing Date the parties will work together to prepare the Closing Balance Sheet (as defined below), and make adjustments to the Base Purchase Price payable hereunder as follows (collectively, the "Working Capital Adjustment"). The Working Capital Adjustment shall adjust the Base Purchase Price up or down by the difference, positive or negative, between the Base Working Capital and Closing Working Capital as those terms are defined below. If the Closing Working Capital is less than the Base Working Capital, the Sellers shall pay the difference to Buyers and if the Closing Working Capital is greater than the Base Working Capital, Buyer shall pay the difference to Sellers, provided that in no event will the Working Capital Adjustment exceed $2 million.

        For purposes of this provision the following terms shall have the following meaning:

  1.
  "Working Capital" shall equal the sum of:

  (a)
  accounts receivable;

  (b)
  costs and earnings in excess of billings; and

  (c)
  prepaid expenses, less the sum of

  (z)
  accounts payable;

  (y)
  accrued compensation;

  (x)
  billings in excess of costs; and

  (w)
  other accrued current liabilities,

    in each case, determined in accordance with generally accepted accounting principles ("GAAP") and in a manner consistent with the ordinary course of the Sellers' business and in accordance with past practice. Notwithstanding the foregoing, for the purposes of determining the Closing Working Capital, Working Capital shall be determined only with respect to the Acquired Assets and the Acquired Liabilities and appropriate adjustments shall be made

      (i)
      to exclude all inter-company amounts, receivables and payables,

      (ii)
      to exclude all tax accounts, and

      (iii)
      to exclude all items related to or arising from any Excluded Assets and Retained Liabilities.

  2.
  "Base Working Capital" shall equal $19 million.

  3.
  "Closing Working Capital" shall equal Working Capital as of the Closing Date.

  4.
  The "Closing Balance Sheet" shall be the balance sheet reflecting assets and liabilities assumed by the Buyer as part of the acquisition.

        Within 10 days after the Closing Balance Sheet has been prepared, the Working Capital True-Up shall be calculated, agreed and amounts due immediately paid.

        Since September 30, 2003, Sellers have not changed, and Sellers shall not prior to the closing date change, without the Buyer's prior written consent any accounting policy, method or assumptions relating to or affecting the calculation of Working Capital, including but not limited to, the methods of determining allowances and reserves, revenues, costs and expenses in excess of billings, billings in excess of costs and percentage of completion.

        Until the Working Capital Adjustment is determined and paid in full, Sellers shall retain and not distribute to creditors or otherwise at least $2 million in cash for the purpose of paying the Working Capital Adjustment. In the event of any dispute with respect to the amount of the Working Capital Adjustment, the parties shall use their best reasonable efforts in good faith to resolve such dispute for a period of ten business days and, in the event the parties fail to resolve such dispute within such period, such dispute shall be submitted to the Bankruptcy Court for a final determination and a hearing with respect to such dispute shall be scheduled no later than 20 days from such date.

QuickLinks

  Exhibit 2.1
TABLE OF CONTENTS
INDEX OF DEFINITIONS [To Be Updated]
SCHEDULES
EXHIBITS
ASSET PURCHASE AGREEMENT
STATEMENT OF PURPOSE
ARTICLE 1 PURCHASE AND SALE OF ASSETS
  Section 1.1 Transfer of Assets.
  Section 1.2 Purchased Assets.
  Section 1.3 Excluded Assets.
  Section 1.4 Liabilities.
  Section 1.5 Purchase Price.
  Section 1.6 Payment of Adjusted Purchase Price.
ARTICLE 2 REPRESENTATIONS AND WARRANTIES CONCERNING THE SELLERS
  Section 2.1 Organization and Good Standing.
  Section 2.2 Authority.
  Section 2.3 No Conflict or Breach.
  Section 2.4 Acquired Entities.
  Section 2.5 Ownership of the Acquired Entities and Joint Venture Interest.
  Section 2.6 Financial Statements.
  Section 2.7 Books and Records.
  Section 2.8 Title to Assets; Liens.
  Section 2.9 Real Property.
  Section 2.10 Tangible Personal Property.
  Section 2.11 Contracts.
  Section 2.12 Receivables.
  Section 2.13 Intellectual Property.
  Section 2.14 Litigation.
  Section 2.15 Compliance.
  Section 2.16 Permits.
  Section 2.17 Taxes.
  Section 2.18 Environmental Matters.
  Section 2.19 Insurance.
  Section 2.20 Labor and Employment Matters.
  Section 2.21 Employees; Employee Benefits.
  Section 2.22 Absence of Certain Changes.
  Section 2.23 Brokers.
  Section 2.24 Transfer of Purchased Assets and Assumption of Assumed Liabilities.
ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF BUYER
  Section 3.1 Organization and Good Standing.
  Section 3.2 Authority.
  Section 3.3 No Conflict or Breach.
  Section 3.4 Financial Capability of Buyer.
  Section 3.5 No Other Representations.
ARTICLE 4 COVENANTS OF THE SELLERS
  Section 4.1 Conduct of Business.
  Section 4.2 Access and Information.
  Section 4.3 Required Consents.
  Section 4.4 Break Up Fee.
ARTICLE 5 MUTUAL COVENANTS
  Section 5.1 Cooperation.
  Section 5.2 Confidentiality.
  Section 5.3 Cooperation in Litigation.
  Section 5.4 Duty to Cooperate Regarding Uncollected Receivables.
  Section 5.5 Payment of Assumed Liabilities.
  Section 5.6 Employees.
  Section 5.7 Hart-Scott-Rodino Filing.
  Section 5.8 Insurance.
  Section 5.9 Use of Name.
  Section 5.10 Sureties.
ARTICLE 6 CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS
  Section 6.1 Representations and Warranties.
  Section 6.2 Compliance with Covenants.
  Section 6.3 Absence of Litigation.
  Section 6.4 Absence of Change.
  Section 6.5 Bankruptcy Court Approval; Consents and Approvals.
  Section 6.6 Removal of Liens.
  Section 6.7 HSR Act Waiting Period.
ARTICLE 7 CONDITIONS PRECEDENT TO THE SELLERS' OBLIGATIONS
  Section 7.1 Representations and Warranties.
  Section 7.2 Compliance with Covenants.
  Section 7.3 Absence of Litigation.
  Section 7.4 Bankruptcy Court Approval; Consents and Approvals.
  Section 7.5 Release of Obligations of Parent.
  Section 7.6 HSR Act Waiting Period.
ARTICLE 8 CLOSING
  Section 8.1 Closing.
  Section 8.2 Deliveries by Seller.
  Section 8.3 Deliveries by Buyer.
  Section 8.4 Further Assurances.
  Section 8.5 Earnest Money Deposit.
ARTICLE 9 BANKRUPTCY COURT ACTION
  Section 9.1 Bankruptcy Court Action.
  Section 9.2 Public Announcements.
  Section 9.3 Notice of Sale.
ARTICLE 10 TERMINATION
  Section 10.1 Termination.
  Section 10.2 Effect of Termination.
  Section 10.3 Treatment of the Deposit.
ARTICLE 11 MISCELLANEOUS
  Section 11.1 Expenses.
  Section 11.2 Risk of Loss.
  Section 11.3 Tax Filings.
  Section 11.4 Best Efforts.
  Section 11.5 Notices.
  Section 11.6 Counterparts.
  Section 11.7 Assignment.
  Section 11.8 Third Party Beneficiaries.
  Section 11.9 Headings.
  Section 11.10 Recitals.
  Section 11.11 Amendments.
  Section 11.12 Governing Law.
  Section 11.13 Severability.
  Section 11.14 Entire Agreement.
  Section 11.15 Construction.
  Section 11.16 Time of Essence.
  Section 11.17 Knowledge.
  Section 11.18 Amended Schedules.